Exhibit 99.2

Gateway Financial Holdings, Inc. Declares Cash Dividend

VIRGINIA BEACH, Va., April 24, 2006 (PRIMEZONE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., announced that its board of directors today declared a second quarter cash dividend of $0.03 per share.

The dividend is payable on May 15, 2006 to shareholders of record at the close of business on April 28, 2006.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a full-service regional community bank with a total of twenty-one financial centers - eleven in Virginia: Virginia Beach (6), Chesapeake (2), Suffolk, Norfolk and Emporia; and ten in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk, Moyock, Nags Head, Plymouth, Roper and Raleigh, in addition to a private banking center in Raleigh. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq National Market under the symbol GBTS. For further information, visit the Corporation's web site at http://www.primezone.com/newsroom/ctr?d=97906&u=http://www.gwfh.com.

CONTACT:  Gateway Financial Holdings, Inc.
           D. Ben Berry, Chairman, President and CEO
           Ted Salter, Senior EVP and CFO
           (757) 422-8004